Exhibit 99.2

PRIME NEWS WIRE

Moderator: Lawrence Brogan

04-23-09/4:00 p.m. CT

Confirmation # 95770175

PRIME NEWS WIRE

Moderator: Lawrence Brogan

April 23, 2009

4:00 p.m. CT

Operator:	Good afternoon, my name is (TK) and I will be your conference operator today. At this time I would like to welcome everyone to the Autobytel announce its First Quarter 2009 financial results conference call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.

If you have already done so, please press the pound sign now. Then press star one again to ensure your question is register. If you would like to withdraw your question, press the pound key. Thank you.

I would now like to turn the conference over to Mr. Lawrence Brogan, Senior Vice President of Strategic and Financial Planning. Please go ahead sir.

Lawrence Brogan:	Thank you, good afternoon and welcome to Autobytel’s 2009 first quarter conference call. With us on the line today are Jeff Coats, President and Chief Executive Officer, and Curt Dewalt, the company’s Chief Financial Officer.

Before we begin, I’d like to remind you that during today’s call including the Q&A session, any projections and forward-looking statements made regarding future events and the future financial performance of the company are covered by the Safe Harbor Statement contained in today’s press release and in the company’s public filings with the Securities and Exchange Commission.

PRIME NEWS WIRE

Moderator: Lawrence Brogan

04-23-09/4:00 p.m. CT

Confirmation # 95770175

Please note that actual events or results may differ materially from those forward-looking statements. Specifically, please refer to the company’s Form 10-K for the year ended December 31, 2008. This filing identifies the principal factors that could cause results to differ materially from those forward-looking statements.

We’ll include some slides which help to illustrate some of the points being made and discussed during today’s call. For those of you with an access to a computer, you can find these on the investor relations section of autobytel.com. Now I would like to turn the call over to Jeff.

Jeffrey Coats:	Thank you Larry and thanks to everybody for joining us today. Before we begin our discussion of this quarter’s results, I want to acknowledge the recent unsolicited tender offer made by Trilogy Enterprises for 35 cents per share in cash.

As we mentioned in our press release earlier this week, the Board of Directors is reviewing the terms of the offer and expects to make its recommendation in a scheduled 14D-9 which we plan to file with SEC within the next couple of days. Until that time, we are urging our stockholders to take no action with respect to Trilogy’s unsolicited tender offer.

As SEC regulations preclude the company from making any comment with respect to Trilogy’s unsolicited tender offer until we file our schedule 14D-9. We plan to focus today’s call solely on our first quarter results.

Accordingly, we will not be discussing the tender offer beyond what I have just communicated nor will we be answering any questions about it. Moving now to the quarter.

When we spoke just six weeks ago I said there were still a significant amount of work ahead to stabilize the company and return it to a position of sustainable growth and profitability.

Today, I’m pleased to report that we have made significant tangible progress toward achieving that goal in the first quarter and we are continuing to make additional improvements every single day.

PRIME NEWS WIRE

Moderator: Lawrence Brogan

04-23-09/4:00 p.m. CT

Confirmation # 95770175

Our net loss is substantially reduced through aggressive cost containment and improved gross margins. Importantly, we settled all outstanding patent ligation freeing up important monetary and management resources during the first quarter. I’ll speak more about this positive development a bit later.

We finished the quarter with a very strong cash position and remained debt free. The strength of our balance sheet provides us with a flexibility and foundation necessary to succeed in a challenging environment.

While it is obviously too soon to predict any type of trend in the macro and automotive environment remains challenging, we are very encouraged by our progress especially after only four months under the new leadership team.

I’ll now turn the call over to Curt DeWalt who will provide the financial details of our first quarter results. Then I’ll return to say a few more words. Curt?

Curtis DeWalt:	Thank you, Jeff. Before I begin, a reminder that for purposes of financial reporting revenues and expenses associated with our AVV business, which was sold in January of 2008, had been reported as discontinued operations. My comments today, unless otherwise noted, refer to continuing operations.

Our net loss for 2009 first quarter was reduced by 82 percent to $357,000, or less than one cent per share. From a net loss of 2 million or five cents per share including income from discontinued operations of 4.1 million, or nine cents per diluted share last year. Our operating loss for 2009 first quarter was reduced by 92 percent to $504,000 compared with an operating loss of 6.6 million last year, marking considerable progress.

As a result of cost cutting measures and continued improvement in business processes, gross margin also improved considerably coming in at 36 percent versus 33 percent last year. Cost of revenue was 8.9 million for the first quarter compared with 13.8 million for the same period last year.

As seen on the Q1 operating expense side, the total operating expenses for the first quarter of 2009 were reduced by 52 percent to 7.7 million from 16.1 million for the same period in 2008, excluding a $2.7 million credit to expense in both periods related to patent ligation settlement with Dealix Corporation and 500,000 of severance expense in the first quarter 2009.

PRIME NEWS WIRE

Moderator: Lawrence Brogan

04-23-09/4:00 p.m. CT

Confirmation # 95770175

On a sequential basis, operating expenses were reduced 16 percent excluding severance expenses of 500,000 and 4.8 million in the first quarter of 2009 and fourth quarter of 2008, respectively. The Dealix settlement payment of 2.7 million in the first quarter of 2009 and the software impairment charge of 1.2 million in the fourth quarter of 2008.

Non cash, share based compensation in the first quarter of 2009 decreased approximately to approximately 268,000 from 910,000 in the first quarter of 2008.

Moving to the top line, and I’m now referencing a slide on revenue results, total revenue for 2009 first quarter were 13.9 million, a decline of nearly 33 percent from the same period in 2008. On a sequential basis, revenue is down about two percent. As a point of reference U.S. late vehicle sales fell by 38 percent during the same timeframe, as seen on this slide regarding revenue results.

Total leads and advertising business continue to be impacted by difficult market conditions. Total lead revenue was down approximately 33 percent in the first quarter of 2009 compared with the same quarter last year, but remained relatively stable compared with the prior sequential quarter.

Auto lead revenue declined 31 percent year-over-year while finance lead revenues dropped 43 percent due principally to continued tightness in consumer credit. Advertising revenue declined approximately 32 percent year-over-year as improvements in page use and CPMs in the last two thirds of the quarter were not enough to slow – offset a slow January.

As expected advertising revenue declined on a sequential basis by approximately 11 percent. Lead referrals accounted for 88 percent of the total revenue in the first quarter of 2009 with advertising revenue contributing a remaining 12 percent. The same as in the first quarter of 2008.

PRIME NEWS WIRE

Moderator: Lawrence Brogan

04-23-09/4:00 p.m. CT

Confirmation # 95770175

During the 2009 first quarter, we delivered approximately 680,000 auto leads versus 915,000 the same period last year and 652,000 in the fourth quarter of 2008. The reduced number of leads year-over-year reflects continued muted customer demand for cars and reductions in marketing spend by auto dealers and manufacturers.

This comes as no surprise given the current state of the auto industry although we do see some signs of the sector – that sector will return a moderate growth next year. JD Power currently predicts the U.S. light vehicle sales will be 10.4 million in 2009, rising to 13.4 million in 2010, again as seen on the auto industry sales slide.

Approximately 58 percent of our leads for 2009 first quarter were delivered to retail dealers compared with 52 percent for the first quarter of 2008, while roughly 42 percent of the leads were delivered to wholesale channels versus 48 percent last year. This is due to lower demand from manufacturers and certain wholesale customers.

We delivered 90,000 finance leads in the first quarter of 2009 compared with a 149,000 in last year’s first quarter and 101,000 in the fourth quarter of 2008. This is principally the result of continued lack of available consumer credit, softness in dealer demand, and increased competition from other finance leads suppliers.

The average revenue per finance lead was $17.02 for the first quarter of 2009 compared with $18 in the first quarter of 2008 and $18.43 in the fourth quarter of 2008. The decline in average revenue per lead was driven by a mix of retail versus wholesale lead placement.

There were 41 million total web pages views across our Internet properties in the first quarter of 2009 versus 74 million during the 2008 first quarter. The decrease is primarily the result of a significant reduction in search engine and marketing spend. We spend approximately 700,000 in the first quarter of 2009 for acquiring traffic and search related leads to our web properties, compared with 3.1 in the first quarter of 2008.

PRIME NEWS WIRE

Moderator: Lawrence Brogan

04-23-09/4:00 p.m. CT

Confirmation # 95770175

The decrease was the result of our focus on eliminating negative ROI activities particularly related to search engine market. As we discussed on our last conference call, we’ve hired two former Autobytel executives, Tim Nelson and Zane Rathwick to refocus our Web site strategies and traffic acquisition activities. Tim and Zane are making tremendous progress toward driving positive ROI marketing and we expect to continue to ramp up in coming quarters.

At the end of 2009 first quarter our network of new car dealer franchises totaled 2,473 compared with 3,620 in the last year’s first quarter and 2,651 at the end of the fourth quarter 2008. Our network of used car dealer franchises totaled 1,078 versus 1,434 last year’s first quarter and 1,106 at the end of Q4 2008. Importantly for the month of March, we had a net increase in dealers to our network which was the first monthly increase in almost a year.

We had 212 finance dealer franchises compared with 359 in the first quarter 2008 and 214 at the end of 2008 fourth quarter.

Our balance sheet remains healthy with a cash position of 25.8 million at March 31, 2009 and no debt. Our cash investments consist of short-term high-grade money market funds and U.S. government sponsored and backed short-term securities.

In the first quarter of 2009 we paid severances of 3.2 million, bringing to closure a vast majority of a liability from the workforce reductions. We received a payment of 2.7 million from Dealix Corporation last month under terms of a $20 million patent litigation settlement in the fourth quarter of 2006. We are due a final payment under this agreement in March 2010.

Additionally, with our patent litigation suits now settled, 1.9 million that been held in escrow related to the sale of AVV is expected to be released. The 1.9 million was not carried on our balance sheet as a receivable so we expect to report an additional gain on the sale related to AVV in the second quarter, somewhat offset by legal fees related to the settlement.

PRIME NEWS WIRE

Moderator: Lawrence Brogan

04-23-09/4:00 p.m. CT

Confirmation # 95770175

Our current ratio has improved to 4.3 to one at the end of March 2009, from 3.3 to one at the end of December of 2008. Now I’ll turn the call back to Jeff for a brief business update.

Jeff Coats:	Thanks, Curt. I’d like to share a few highlights and thoughts with you today and then we’ll open the call to your questions.

As I mentioned earlier and as Curt has just described to you, we are pleased at our first quarter results, especially against the backdrop of continuing economic uncertainty. We obviously have no way of knowing when the market will turn. Nevertheless, rest assured that we are fully prepared to take additional actions to meet our profitability and cash flow goal should the market deteriorate further.

As important and as exciting as the progress we’ve made is, we are in no way finished. We are working tirelessly to ensure that our focus and execution remain laser sharp. Each of us reads with interest every day about the challenges facing our industry. If you refer to the slide on page two, Auto Industry Sales, you can see what I’m talking about.

To be sure, this is one of the worst cycles ever experienced. And while many might assume that the imminent demise of one or more of the Big Three auto makers will have a serious impact on our business, our receivables are overall in good shape and we currently have limited exposure to the larger companies.

In this type of market environment auto dealers and manufacturers are leaving no stone unturned in terms of finding serious end market consumers. Our effective marketing programs and our automotive Web sites remain among the best and most economical ways to drive these consumers to the right dealers and manufacturers.

In terms of our recent legal settlements, obviously removing the distraction of patent litigation allows us to focus on running our business, optimizing revenues and driving toward profitability. With the distraction and associated legal expenses of the patent litigation out of the way we’ve immediately freed up important resources.

PRIME NEWS WIRE

Moderator: Lawrence Brogan

04-23-09/4:00 p.m. CT

Confirmation # 95770175

Perhaps even more importantly, we’ve structured the agreements as we have in our settlements with Edmunds and Internet brands to provide Autobytel with significant new rich content, reviews, photos, and tools for our sweep of internet automotive sites. We believe that this content and these tools, such as the new car configurator, will drive the user experience and utility of our sites to their highest levels ever.

Until this point we’ve been paying several hundred thousand dollars each year for the use of certain types of third party content. The new content made available from these settlements is superior and will be available to watch at little to no cost as we begin to cancel the legacy arrangements.

Finally, I want to reiterate the magnitude of the changes we’ve made in just the last four months alone, which has significantly reduced costs and in turn are helping to improve our margins, eliminate our cash burn, and provide the wherewithal to move to operating as a profitable entity.

The company had $32 million of cash in September 2008 and over 27 million in December 2008. As you can see from the slide on page four, Cash and Investments, as of today our cash balance stands at over $27 million and during this timeframe we have paid approximately $6 million in severance costs to restructure our organization.

In addition to reducing headcount, improving business processes, settling outstanding litigation, we’ve looked in every nook and cranny of the company to remove unnecessary or bloated expenses. As you can see on this slide on page seven, Further Cost Reductions, there are several examples of additional reductions.

For example, we’ve recently renegotiated our building lease, reducing our rental expense by approximately 55 percent beginning as of April 1. We are also planning to consolidate our Web site platforms, which will result in additional future savings of approximately $700,000 per year. We have negotiated reductions in audit fees, insurance, and telecommunications costs. We are continuing to make additional business process improvements as well, such as accepting credit card payments from dealers, overhaul our travel administration, and leveraging electronic contracting to optimize contract processing and revenue recognition.

PRIME NEWS WIRE

Moderator: Lawrence Brogan

04-23-09/4:00 p.m. CT

Confirmation # 95770175

The result of all these initiatives is that we are now operating a much healthier, stronger, and more sustainable business. Given the turmoil Autobytel has faced over the last several years and especially during 2008, we are doing very well with a lower revenue base in a very difficult market. I believe we are as well positioned as any company in our industry could be given the economy and our primary financial goals are well within reach.

I believe that this sector of the automotive industry is ripe for consolidation and we have positioned ourselves well to benefit from this opportunity.

As I said last quarter, we will need to execute our plans with the utmost precision and with a watchful eye on what’s happening around us. We will need to continue to nurture our dealer and OEM relationships to make sure that we are responding to their needs during this challenging time. We will need to further develop innovative ways to help our dealer and OEM partners maximize car sales.

Given the hard work and commitment I’ve seen from the team since taking over as CEO in December, I’m very optimistic that we can do all of this and more.

Operator, we’re ready to take questions. And as I said at the beginning of the call, we are not allowed to take any additional questions about the Trilogy unsolicited tender offer.

Operator:	At this time I would like to remind everyone, in order to ask a question press star and then the number one on your telephone keypad. Again, to ask a question press star one. We’ll pause for just a moment to compile the Q&A roster.

You’re first question comes from the line of Steve Denault with Northland Securities.

Steve Denault:	Good afternoon, everybody, and great job controlling the operating expenses.

PRIME NEWS WIRE

Moderator: Lawrence Brogan

04-23-09/4:00 p.m. CT

Confirmation # 95770175

Curt:	Thank you.

Steve Denault:	That brings me to my first question which is, in the first quarter itself, how much, was it $500,000 in severance or was the number something other than that?

Curt:	Are you talking cash or expense, Steve?

Steve Denault:	Expense.

Curt:	Expense in the first quarter, there was 500,000.

Steve Denault:	OK. And what about legal expense in the first quarter that goes away?

Curt:	In the first quarter, legal expense again, a vast majority of the litigation related to the patent settlement was on a contingency arrangement. As we mentioned, or as I mentioned briefly, part of the settlement will free up the AVV Escrow money. We’ll have to negotiate a portion of that as the legal settlement, or the legal fees related to the contingency. [Script Correction: “We’ll have to negotiate a portion of that as the legal settlement, or the legal fees related to the contingency” was inadvertently stated during the call; corrected statement is “We’ll have to negotiate a portion of the legal settlements as legal fees related to the contingency.] So actual P&L hit, there is none. There never was, if you will. They’re small amounts that go on as normal litigations but related to the actual litigation you won’t see any major blip from quarter to quarter.

Steve Denault:	OK. And should we expect to see a severance expense of what kind of level in the second, third, and fourth quarter?

Curt:	At this point, zero.

Steve Denault:	OK. So, I mean, I guess the bigger question is, what are your operating expenses now on a go-forward basis?

PRIME NEWS WIRE

Moderator: Lawrence Brogan

04-23-09/4:00 p.m. CT

Confirmation # 95770175

Curt:	Well, again, if you look at this slide that outlined the first quarter, you know, after we remove a lot of the one offs, which is really what’s made it difficult to track things in the past, if you start with the 7.7 million, you know, that’s probably, you know, a normal run rate. We also mentioned there’s ongoing efforts here to continue to carve out costs. Costs to the tune of, you know ten, 12 percent are clearly within range here short-term.

So we’re talking sub seven million.

Steve Denault:	OK. The gross margin uptick to that 35 percent level, what specifically drove that sequential improvement?

Curt:	Well again, a lot of that is the, you know, the negative ROI spend that we were referring through. There’s a lot of spending going on that didn’t have, you know, bang for the buck. That we’ve pulled way back on and that we will continue to see improve again as Tim and Zane do their thing.

Really, I think, you know, we’re going to continue to really scrutinize the spend on the leads. There’s a balancing act between the quality of the leads and what you’re paying for the leads. We’ll continue to look at that very carefully as well.

Steve Denault:	OK. And the dealer count wasn’t as down, I guess, wasn’t down as much as I would guess I expected it. And I mean, do you have any sense of how many dealers are no longer in business today versus where it was a year ago?

Curt:	I believe the National Association of Auto Dealers last I had seen was something in the neighborhood of a 1000 dealers had dropped off the map last year in the likelihood of yet another 1000 this year.

Steve Denault:	OK. OK, thanks I’ll jump back in queue.

Operator:	Again, to ask a question press star one on your telephone keypad. Your next question comes from the line of George Grose, with America Capital Partners.

George Grose:	Good afternoon, with all the cost cutting that you did last year and also I guess in Q1 here. Can you give us a sense as to when you plan on being where you want to be from a head count point of view? So that you can be a – break, even?

PRIME NEWS WIRE

Moderator: Lawrence Brogan

04-23-09/4:00 p.m. CT

Confirmation # 95770175

Curt:	Well we’re currently, you know, head count wise we’re where we wanted to be. There is at this point no further plan to reduce the head count. That is not to say, you know, if necessary there – we would make further adjustments but at this point the head count is pretty much where we want it to be.

There is a delicate balance as a publicly held company where if you cut to deep you obviously, impact controls and we don’t want to impact any SOX issues that we have. We think we’ve, you know, less is more. We’ve gotten a smaller group of people. We are very effective; our auditors are very satisfied with the results.

But there are certainly definitely additional savings out there. Probably be more in the non-head count area that we referred to. I think there is a lot there in the way of the Web sites, the 700,000 a year et cetera. Plus, you know, the full impact of this free content that we are going to be getting as a result of the settlements. That will continue to play a very positive role in our bottom line results as well.

George Grose:	OK, and just back to where is the head count now.

Curt:	We are just a little over 100 people a 103 people. [Script Correction: “103” was inadvertently stated during the call; corrected number is “109”]

George Grose:	OK, a 103, OK, I guess if I back out the onetime items that you occurred in the quarter looks like your and that is not counting the I guess the savings that you have on your slide seven there. It looks like your break-even revenues are at 16.5 million. Is that – is my math correct or?

Curt:	That’s probably about right it may be a bit high. Again, we’ve got some additional savings that are in the hopper that will drive down the required revenue to get to that break even.

George Grose:	OK, and so I guess if you take some of the savings and the I guess that $1.8 million in savings you probably won’t see – you’ll probably see maybe three quarters of that total there this year then. Is that a way to see it like of the $1.8 million?

PRIME NEWS WIRE

Moderator: Lawrence Brogan

04-23-09/4:00 p.m. CT

Confirmation # 95770175

Curt:	That’s correct. I mean, it’s all going get phased in before it has, you know, full annual effect but those on an annual basis those would be savings we are looking for.

George Grose:	OK, OK, so that – means – there is still a little bit of a gap then in terms of revenue growth like where you need to be there. How do you plan to get to that level of revenues or is that going to come from the cost side there, like the savings?

Jeff:	It will come from a combination of focus on revenue growth, as well as, additional cost savings. I mean, there’s still a lot of things that aren’t really flowing through the P&L at this point from a cost savings standpoint.

And, you know, we are continuing to focus on turning around our dealer count, you know, we had a positive month in March which is very important for us. We’re continuing to focus on that, you know, dealers drive a lot of revenue’s for us, the (OEM’s) drive a lot revenues for us.

So, you know, we’ve definitely worked on improving our relationships with those guys really in a focused way the last four months. Remember, the lead side of the business was not getting a lot of investment and a lot of management attention until recently. Most of the attention was on the MyRide side of the business, dramatically, all of the capital was being vested on the MyRide side of the business. And, you know, the strategy has now changed.

We’ve discussed on the fourth quarter call that we’re, you know, now focused on our Core Leads business, you know. We’ve made a lot of progress already. You know, you just don’t turn around on a dime.

George Grose:	And so, like what percentage of the dealer base have you touched would you estimate there? I mean, in terms of, you know, visiting and getting to know what their needs are.

Mark Garms:	Every dealer within (inaudible).

Jeff:	We touch every dealer within 90 days.

PRIME NEWS WIRE

Moderator: Lawrence Brogan

04-23-09/4:00 p.m. CT

Confirmation # 95770175

George Grose:	OK.

Jeff:	With our people here. You know, we have a sales force in the field; we have people here who are, you know, calling them. Mark Garms our Chief Operating Officer, you know, is on the road fair amount and has been on the road a lot in the last couple months meeting with dealers.

I am getting out to meet with people as well. So, you know, we’re – there is a big push on. And obviously, dealers have a lot on their plates right now. But we’re really pursuing that.

George Grose:	I guess, I mean, the quality of your lead should be of I guess of importance of that there.

Jeff:	Yes, well, you know, we’ve also talked, you know, publicly about the fact that we’re definitely working on improving the quality of our leads to dealers where, you know, part of bringing Tim and Zane back and driving, you know, users to our own sites that absolutely provides us with higher quality leads that we can then turn around and provide to our dealer in OEM customers.

As well as, you know, doing business with (Edmunds) and other very high quality lead providers. So that we’re, you know, working very hard to both increase the quality of our lead and have it known to the dealers that we’re increasing the quality of the leads. You know, there able to start seeing at I think now on the closing ratio.

George Grose:	OK, OK, thank you.

Operator:	Again, at this time if you would like to ask a question press star one on your telephone keypad. There are no questions at this time; I would now like to turn the conference back over to Mr. Coats for any closing comments or remarks.

Jeff Coats:	We’ll, you know, keep it open for another moment or two for additional questions if anybody has anything to follow-up. Certainly, you’re welcome to call us and speak directly with us. You know, stay tuned for the filing of our 14D9 with the board’s recommendation on the trilogy unsolicited tender offer.

PRIME NEWS WIRE

Moderator: Lawrence Brogan

04-23-09/4:00 p.m. CT

Confirmation # 95770175

You know, let me just say, we’ve made a lot of progress in a very difficult environment. We are continuing to make progress. We’re bullish about our prospects this year. We’re making, you know, we’re getting through this and we’re looking forward to a very good year.

Any last questions?

Operator:	Yes sir, we do have a question from Steve Denault with the Northland Securities.

Steve Denault:	I realize you’re prohibited from talking about the Trilogy offer but are you willing to discuss some of the conclusions that came out of your strategic alternative review?

Jeff Coats:	We’re not really able to do that as a result of this thing right now, Steve.

Steve Denault:	Yes, that’s what I figured. All right, fair enough.

Jeff Coats:	You know when we can, you know, give us a call and we’ll be happy to talk to you.

Steve Denault:	OK.

Operator:	There are no questions at this time, sir.

Jeff Coats:	OK, well thank you everyone. We appreciate you dialing in today and supporting us, being with us, stay tuned you’ll hear good things.

Operator:	Thank you this concludes today’s conference call, you may now disconnect.

END

autobytel®

Autobytel

Q1 2009 Results

autobytel®

Your internet marketing specialist

The information contained herein is proprietary and confidential information of Autobytel Inc. The copying, use or disclosure of this information is prohibited without the prior written authorization of Autobytel Inc.

autobytel®

Auto Industry Sales

Quarterly US Light Vehicle Sales (Millions)

3.9

4.4

4.1

3.8

3.6

3.8

3.4

2.5

2.2

Q107 Q207 Q307 Q407 Q108 Q208 Q308 Q408 Q109

Annual US Light Vehicle Sales (Millions)

16.9

17

16.6

16.2

13.2

10.4

13.4

14.7

15.6

2004 2005 2006 2007 2008 2009F 2010F 2011F 2012F

Source: Automotive News, JD Power & Associates

Comments

2008 Lowest Level of US Light Vehicle Sales in more than 15 years

In February 2009 JD Power decreased the 2009 US Light Vehicle Sales Forecast to 10.4M

Autodata Corp projects 2009 US Light Vehicle Sales to be 9.6M based on January 2009

Copyright © 2009 Autobytel Inc.

The information contained herein is proprietary and confidential information of Autobytel Inc. The copying, use or disclosure of this information is prohibited without the prior written authorization of Autobytel Inc.

Your internet marketing specialist autobytel®

autobytel®

Revenue Results

Revenue ($M)

Quarterly US Light Vehicle Sales (Millions)

$21.9

$21.6

$21.9

$18.9

$20.7

$19.0

$17.3

$14.2

$13.9

3.9

4.4

4.1

3.8

3.6

3.8

3.4

2.5

2.2

Q107

Q207

Q307

Q407

Q108

Q208

Q308

Q408

Q109

Q107

Q207

Q307

Q407

Q108

Q208

Q308

Q408

Q109

Source: Automotive News

Comments

Autobytel Revenue decline is roughly correlated to US Light Vehicle Sales

Revenue down 33% year over year, while vehicle sales are down 38%

Revenue down 2% sequentially, while vehicle sales are down 11%

Copyright © 2009 Autobytel Inc.

The information contained herein is proprietary and confidential information of Autobytel Inc. The copying, use or disclosure of this information is prohibited without the prior written authorization of Autobytel Inc.

Your internet marketing specialist

autobytel®

autobytel®

Cash and Investments

Cash & Investments

30

27

24

1/1/09

2/1/09

3/1/09

4/1/09

Comments

Cash balance has stabilized in 2009

Q1 cash outflow includes $3.2M in Severance Payments

Additional sources of cash not carried on balance sheet

AVV Escrow $1.9M expected Q2 2009

Dealix Settlement $2.7M expected in Q1 2010

Copyright © 2009 Autobytel Inc.

The information contained herein is proprietary and confidential information of Autobytel Inc. The copying, use or disclosure of this information is prohibited without the prior written authorization of Autobytel Inc.

Your internet marketing specialist

autobytel®

Stock Trends

Mar 31, 2009 : ABTL 0.27 GM 1.04 F 2.63 LAD 2.25 SAH 1.60
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2008
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2M
1.50M
1M
0.50M
1D 5D 1M 3M YTD 6M 1Y 2Y 5Y Max
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Stock Trends

Source: Yahoo! Finance

Copyright© 2009 Autobytel Inc.

The information contained herein is proprietary and confidential information of Autobytel Inc. The copying, use or disclosure of this information is prohibited without the prior written authorization of Autobytel Inc.

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Q1 Operating Expense

Operating Expenses (GAAP) $5.5M

Adjustments:

Dealix Litigation Settlement $2.7M

Severance ($0.5M)

Adjusted Operating Expense $7.7M

Year-over-Year Decrease 52%

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Further Cost Reductions

Approx. Annual Savings

Use of Third-Party Content $0.4M Lease Reduction ~$0.7M Web Platform Consolidation ~$0.7M

Total Cost Reduction ~$1.8M

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Margin Improvements

Q4 2008 Q1 2009

Gross Margins 32.2% 36.1%

Marketing Expense $0.9M $0.7M

Other Operating Expenses1 $9.3M $7.7M

Operating Margin na na

1 - Excludes one-time expenses and credits (Dealix Patent Litigation, Severance)

Copyright© 2009 Autobytel Inc.

The information contained herein is proprietary and confidential information of Autobytel Inc. The copying, use or disclosure of this information is prohibited without the prior written authorization of Autobytel Inc.

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THANK YOU

Copyright © 2009 Autobytel Inc.

The information contained herein is proprietary and confidential information of Autobytel Inc. The copying, use or disclosure of this information is prohibited without the prior written authorization of Autobytel Inc.

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autobytel®